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                                                                  Exhibit 23D1D

                               November 28, 2005

Delaware Management Company,
a series of Delaware Management Business Trust
2005 Market Street
Philadelphia, PA 19103

    Re:Advisory Fee Waiver Agreement

Ladies and Gentlemen:

   This letter agreement (the "Agreement") confirms the advisory fee waiver between the Aggressive Growth Fund (the "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Delaware Management Company, a series of Delaware Management Business Trust (the "Adviser") with respect to the portfolio management of the Aggressive Growth Fund.

    1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of May 1, 2003 ("Investment Management Agreement"), between the Fund and the Adviser, as set forth in the attached Schedule A.

    2. Term and Termination. This Agreement shall become effective on October 1, 2005 and shall continue for an initial 15-month term ending April 30, 2007. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement within 30 days of the end of the then current term. In addition, this Agreement will terminate automatically in the event of the termination of the Investment Management Agreement or the termination of the Sub-Advisory Agreement, executed as of January 1, 2004, between the Adviser and T. Rowe Price Associates, Inc.

    3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

                                                                       161415/4

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   Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Fund.

                                              Very truly yours,

                                              AGGRESSIVE GROWTH FUND, a series
                                              of
                                              Lincoln Variable Insurance
                                              Products Trust

                                              By: /s/ Rise C. M. Taylor
                                                  ------------------------------
                                            Name: Rise C. M. Taylor, Vice
                                                    President
                                            Date: November 28, 2005

Agreed to:

DELAWARE MANAGEMENT COMPANY, a
series of Delaware Management
Business Trust

By: /s/ David P. O'Connor
    --------------------------
Name: David P. O'Connor, Senior
        Vice President
Date: November 29, 2005

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                                  Schedule A

 Avg. Daily Net Assets of the Fund      Waiver Amount*
 ---------------------------------      --------------
 Excess over $750,000,000               Fees greater than .60 of 1%

* These amounts are stated on an annual basis.